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                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                         THREE MONTHS                        SIX MONTHS
                                                        ENDED FEBRUARY                      ENDED FEBRUARY
                                                        --------------                      --------------
                                                    2000              1999              2000              1999
                                                ------------      ------------      ------------      ------------

BASIC
Net income                                      $  1,738,285      $  1,638,970      $  3,523,418      $  3,405,397
                                                ------------      ------------      ------------      ------------
Weighted average shares outstanding (basic)        6,257,547         6,779,213         6,432,641         6,966,408
                                                ------------      ------------      ------------      ------------
Basic earnings per share                        $        .28      $        .24      $        .55      $        .49
                                                ============      ============      ============      ============

DILUTED
Net income                                      $  1,738,285      $  1,638,970      $  3,523,418      $  3,405,397
                                                ------------      ------------      ------------      ------------
Weighted average shares outstanding (basic)        6,257,547         6,779,213         6,432,641         6,966,408
Effect of dilutive securities                        288,858 (1)       336,132 (1)       278,491 (1)       347,902 (1)
                                                ------------      ------------      ------------      ------------
Weighted average shares outstanding (diluted)      6,546,405         7,115,345         6,711,132         7,314,310
                                                ------------      ------------      ------------      ------------
Diluted earnings per share                      $        .27      $        .23      $        .53      $        .47
                                                ============      ============      ============      ============



(1) During fiscal year 2000 and 1999, certain shares subject to options to acquire common stock were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares for the quarter. The computation for the quarter ended February 28, 1999 excluded 707,036 shares subject to options, with exercise prices ranging from $6.91 to $23.75. The computation for the quarter ended February 29, 2000 excluded 176,700 shares subject to options, with exercise prices ranging from $7.42 to $23.75. The computation for the six months ended February 28, 1999 excluded an average of 435,213 shares subject to options, with exercise prices ranging from $6.91 to $23.75. The computation for the six months ended February 29, 2000 excluded an average of 474,805 shares subject to options, with exercise prices ranging from $6.91 to $23.75.